PROSPECTUS SUPPLEMENT (To Prospectus dated May 19, 2000)

Filed Pursuant to Rule 424(b)(3) of the Rules and Regulations Under the Securities Act of 1933

Registration Statement No. 333-76683

FORMICA CORPORATION

10 7/8% Series B Senior Subordinated Notes Due 2009

RECENT DEVELOPMENTS

We have attached to this prospectus supplement, and incorporated by reference into it, the Form 8-K Current Report of Formica Corporation filed with the SEC on July 12, 2000.

This prospectus supplement, together with the prospectus, is to be used by Donaldson, Lufkin & Jenrette Securities Corporation in connection with offers and sales of the notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale.

Donaldson, Lufkin & Jenrette Securities Corporation may act as principal or agent in such transactions.

July 13, 2000

UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934

July 12, 2000 Date of Report (date of earliest event reported)

Commission File Number: 333-76683

FORMICA CORPORATION (Exact name of registrant as specified in its character)

Delaware	34-104-6753
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

15 Independence Boulevard Warren, NJ 07059 (908) 647-8700 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Item 5. Other Events.

Formica Corporation and other manufacturers of high-pressure laminate ("HPL") have recently been named as defendants in purported class action complaints filed in the United States District Courts for the District of New Jersey and the Southern District of New York, and in the Superior Court of California, Alameda and Marin Counties. The complaints, which all make similar allegations, allege that Formica and other HPL manufacturers in the United States have engaged in a contract, combination or conspiracy in restraint of trade in violation of state and federal antitrust laws and seek damages of an unspecified amount. The actions are in their earliest stages. Formica Corporation intends to vigorously defend against the allegations of the complaints.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Formica Corporation (Registrant)

/s/ David T. Schneider (David T. Schneider - Chief Financial Officer)

July 12, 2000 (Date)